Exhibit 99.1

Contact:

W. Guy Ormsby

Executive Vice President and Chief Financial Officer

(413) 594-6692

CHICOPEE BANCORP, INC. ANNOUNCES OPEN MARKET

STOCK PURCHASES TO FUND 2007 EQUITY INCENTIVE PLAN

Chicopee, Massachusetts. July 27, 2007. – Chicopee Bancorp, Inc. (Nasdaq: CBNK) today announced that the Company has authorized the funding of a trust that will purchase up to 297,574, or approximately 4.0% of the Company’s outstanding common stock. The shares acquired by the trust will be used to fund restricted stock awards under the Company’s 2007 Equity Incentive Plan, which was approved by stockholders at the Company’s annual meeting in May 2007. Purchases will be made in the open market from time to time at the discretion of the independent trustee of the trust.

Chicopee Bancorp, Inc. is the holding company for Chicopee Savings Bank and is headquartered in Chicopee, Massachusetts. Chicopee Savings Bank operates seven offices in West Springfield, Ludlow and Chicopee, Massachusetts.